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                                                           OMB APPROVAL
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        ------                                    OMB Number           3235-0104
        FORM 3                                    Expires:     December 31, 2001
        ------                                    Estimated average burden
                                                  hours per response ....... 0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
   Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                   30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person

   United Financial Adjusting Company, an Ohio corporation
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  (Last)               (First)                 (Middle)

   747 Alpha Drive
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                  (Street)

   Highland Heights       Ohio                  44143
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   (City)               (State)                 (Zip)
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2. Date of Event Requiring Statement (Month/Day/Year)

   November 23, 1999
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   Frontier Adjusters of America, Inc. (FAJ)
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5. Relationship of Reporting Person to Issuer (Check all applicable)

   [ ]   Director                             [X]   10% Owner
   [ ]   Officer (give title below)           [ ]   Other (specify below)

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6. If Amendment, Date of Original (Month/Year)


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7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                     3. Ownership Form:
1. Title of  2. Amount of Securities    Direct (D) or   4. Nature of Indirect
   Security     Beneficially Owned      Indirect (I)      Beneficial Ownership
  (Instr. 4)        (Instr. 4)          (Instr. 5)             (Instr.5)
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   Common Stock     5,258,513            Direct
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
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                                     3. Title and Amount of
                                     Securities Underlying              5.Owner-
                                      Derivative Security                 ship
              2. Date Exercisable         (Instr. 4)                      Form of
               and Expiration Date   ---------------------  4. Conver-    Derivative
                (Month/Day/Year)                    Amount     sion or    Security:  6. Nature of
1. Title of   --------------------                    or       Exercise    Direct       Indirect
 Derivative    Date        Expira-                  Number     Price of    (D) or       Beneficial
  Security     Exer-       tion                       of       Derivative Indirect(I)   Ownership
 (Instr. 4)   cisable      Date        Title        Shares     Security   (Instr.5)     (Instr. 5)
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Explanation of Responses:

            UNITED FINANCIAL ADJUSTING COMPANY, an Ohio corporation

            /s/ Peter I. Cavallaro Its: Secretary              December 29, 2000
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            **Signature of Reporting Person                           Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient. See Instruction 6 for procedure.